BUSINESS CORPORATIONS ACT
(SECTION 188, 273 AND 274)

FORM 11

Alberta

MUNICIPAL AFFAIRS
Registries

Articles of Continuance

1. NAME OF CORPORATION	2. CORPORATE ACCESS NUMBER
MEGAWEST ENERGY CORP.	

3. THE CLASSES OF SHARES, AND ANY MAXIMUM NUMBER OF SHARES THAT THE CORPORATION IS AUTHORIZED TO ISSUE:

See attached Share Structure

4. RESTRICTIONS ON SHARE TRANSFERS (IF ANY)

None

5. NUMBER, OR MINIMUM AND MAXIMUM NUMBER OF DIRECTORS THAT THE CORPORATION MAY HAVE:

Minimum 1 - Maximum 15

6. RESTRICTIONS IF ANY ON BUSINESS THE CORPORATION MAY CARRY ON:

None.

Filed with Alberta Registries
by Macleod Dixon LLP
FEB 12 2008
Initials: JO

7. IF A CHANGE OF NAME IS EFFECTED, PREVIOUS NAME:

Not Applicable

8. DETAILS OF INCORPORATION:

Incorporated in British Columbia on February 8, 2000 under registration number BC0600967. This Corporation is extra-provincially registered in Alberta under Corporate Access Number 2113329912.

9. OTHER RULES OR PROVISIONS IF ANY:

See attached Other Rules or Provisions

9. DATE	SIGNATURE	TITLE
February 12, 2008	Kelly Sly	Vice President Finance & Controller

FOR DEPARTMENTAL USE ONLY	FILED

THIS SCHEDULE IS INCORPORATED INTO AND FORMS PART OF THE ARTICLES OF MEGAWEST ENERGY CORP. (the "Corporation")

The Corporation is authorized to issue an unlimited number of Common Shares and an unlimited number of Preferred Shares, issuable in series.

I. COMMON SHARES

The rights, privileges, restrictions and conditions attaching to the Common Shares shall be as follows:

1. Voting

1.1 Holders of Common Shares shall be entitled to receive notice of and to attend and vote at all meetings of shareholders of the Corporation, except meetings of holders of another class of shares. Each Common Share shall entitle the holder thereof to one vote.

2. Dividends

2.1 Subject to the preferences accorded to holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to the payment of dividends, holders of Common Shares shall be entitled to receive, if, as and when declared by the Board of Directors, such dividends as may be declared thereon by the Board of Directors from time to time.

2.2 Holders of Common Shares shall be entitled to receive dividends on the Common Shares exclusive of any other shares of the Corporation.

3. Liquidation, Dissolution or Winding-Up

3.1 In the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, or any other distribution of its assets among its shareholders for the purpose of winding-up its affairs (such event referred to herein as a "Distribution"), holders of Common Shares, subject to the preferences accorded to holders of Preferred Shares and any other shares of the Corporation ranking senior to the Common Shares from time to time with respect to payment on a Distribution, shall be entitled to share equally, share for share, in the remaining property of the Corporation.

II. PREFERRED SHARES

The rights, privileges, restrictions and conditions attaching to the Preferred Shares, as a class, shall be as follows:

1. Issuance in Series

1.1 Subject to the filing of Articles of Amendment in accordance with the *Business Corporations Act* (Alberta) (the "Act"), the Board of Directors may at any time and from time to time issue the Preferred Shares in one or more series, each series to consist of such number of shares as may, before the issuance thereof, be determined by the Board of Directors.

1.2 Subject to the filing of Articles of Amendment in accordance with the Act, the Board of Directors may from time to time fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to each series of Preferred Shares including, without limiting the generality of the foregoing, the amount, if any, specified as being payable preferentially to such series on a Distribution; the extent, if any, of further participation on a Distribution; voting rights, if any; and dividend rights (including whether such dividends be preferential, or cumulative or non-cumulative), if any.

2. **Dividends**

2.1 Subject to the preferences accorded to holders of any other shares of the Corporation ranking senior to the Preferred Shares from time to time with respect to the payment of dividends, the holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to the payment of dividends, to be paid rateably with holders of each other series of Preferred Shares, the amount of accumulated dividends, if any, specified as being payable preferentially to the holders of such series.

3. **Liquidation**

3.1 In the event of a Distribution, holders of each series of Preferred Shares shall be entitled, in priority to holders of Common Shares and any other shares of the Corporation ranking junior to the Preferred Shares from time to time with respect to payment on a Distribution, to be paid rateably with holders of each other series of Preferred Shares the amount, if any, specified as being payable preferentially to the holders of such series on a Distribution.

THIS SCHEDULE IS INCORPORATED INTO
AND FORMS PART OF THE ARTICLES OF
MEGAWEST ENERGY CORP. (the "Corporation")

OTHER RULES OR PROVISIONS (IF ANY):

The directors may, between annual general meetings, appoint one or more additional directors of the Corporation to serve until the next annual general meeting, but the number of additional directors shall not at any time exceed one-third (1/3) of the number of directors who held office at the expiration of the last annual meeting of the Corporation.